Exhibit 99.2

For immediate release

Contact:

Tom Colvin, Investor Relations, 913-661-1530

Scott Brockelmeyer, Media Relations, 913-661-1830

FERRELLGAS PARTNERS, L.P. ANNOUNCES PRICING OF COMMON UNITS

OVERLAND PARK, Kansas, March 15, 2011 — Ferrellgas Partners, L.P. (NYSE: FGP) (the “Partnership”) today announced that it has priced an offering of 4,400,000 common units representing limited partner interests at a public offering price of $26.27 per unit.  Ferrellgas Partners, L.P. has also granted the underwriters an option to purchase up to an additional 660,000 common units to cover over-allotments, if any.  The offering is expected to close on March 18, 2011, subject to customary closing conditions.  The common units will be issued pursuant to a prospectus supplement to the prospectus filed as a part of Ferrellgas Partners, L.P.’s effective shelf registration statement on Form S-3 (File No. 333-157760).

Ferrellgas Partners, L.P. intends to use the net proceeds from the offering and the related capital contribution made to it by its general partner to fund the optional redemption of $98 million aggregate principal amount of its 8.625% Senior Notes due 2020 at a redemption price of 108.625% of the aggregate principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to the redemption date and to pay down amounts under its senior secured credit facility.

BofA Merrill Lynch, J.P. Morgan and Wells Fargo Securities are acting as joint book-running managers of the offering.  A copy of the prospectus supplement and base prospectus relating to the offering may be obtained from the following addresses:

BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department or email dg.prospectus_requests@baml.com; J.P. Morgan Securities LLC, Broadridge Financial Solutions, 1155 Long Island Ave., Edgewood, NY 11717 or telephone: (866) 803-9204; Wells Fargo Securities, LLC, 375 Park Avenue, New York, NY 10152 (Attn: Equity Syndicate, (800) 326-5897 or cmclientsupport@wellsfargo.com).

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This press release does not constitute a notice of redemption or an obligation to issue a notice of redemption.  This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  The offering is being made only through the prospectus supplement and accompanying base prospectus, which is part of Ferrellgas Partners, L.P.’s effective shelf registration statement on Form S-3 (File No. 333-157760).

About Ferrellgas Partners, L.P.

Ferrellgas Partners, L.P. is a leading distributor of propane and related equipment and supplies to customers primarily in the United States.

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission.  All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include the Partnership’s plans to complete a public offering of 4,400,000 common units representing limited partner interests.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, including market conditions, operational developments with respect to the Partnership and other factors detailed in the Partnership’s filings with the Securities and Exchange Commission.

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